EXHIBIT 21.1

Subsidiaries of Global Indemnity plc

Name	State/Country of Domicile

Global Indemnity Services Ltd.	Ireland

United America Indemnity, Ltd.	Cayman Islands

Global Indemnity (Luxembourg) S.à.r.l.	Luxembourg

Global Indemnity (Gibraltar) Ltd.	Gibraltar

Global Indemnity (Cayman) Ltd.	Cayman Islands

Wind River Reinsurance Company, Ltd.	Bermuda

U.A.I. (Luxembourg) I S.à.r.l.	Luxembourg

U.A.I. (Luxembourg) II S.à.r.l.	Luxembourg

U.A.I. (Luxembourg) III S.à.r.l.	Luxembourg

U.A.I. (Luxembourg) IV S.à.r.l.	Luxembourg

U.A.I. (Luxembourg) Investment S.à r.l.	Luxembourg

Wind River (Luxembourg) S.à r.l.	Luxembourg

U.A.I. (Ireland) Limited	Ireland

Global Indemnity Group, Inc.	Delaware

American Insurance Service, Inc.	Pennsylvania

Global Indemnity Group Services, LLC	Pennsylvania

Collectibles Insurance Services, LLC	Maryland

United National Insurance Company	Pennsylvania

Diamond State Insurance Company	Indiana

United National Specialty Insurance Company	Wisconsin

United National Casualty Insurance Company	Indiana

J.H. Ferguson & Associates, LLC	Illinois

United America Insurance Services, LLC	Pennsylvania

American Insurance Adjustment Agency, Inc.	Pennsylvania

United National Group Capital Trust I	Delaware

United National Group Capital Statutory Trust II	Connecticut

Penn Independent Corporation	Pennsylvania

Penn-America Group, Inc	Pennsylvania

Penn-America Insurance Company	Pennsylvania

Penn-Star Insurance Company	Pennsylvania

Penn-Patriot Insurance Company	Virginia

PIC Holdings, Inc.	Delaware